Exhibit 15.27

UNOFFICIAL TRANSLATION

CREDIT AGREEMENT

Number: 14

At 14.00 (fourteen hours) Western Indonesia Time.

On this day, Friday, 18-10-2013 (the eighteenth of October two thousand and thirteen).

Appeared before me, Insinyur NANETTE CAHYANIE HANDARI AD1 WARSITO, Bachelor of Law, Notary in Jakarta, in the presence of witnesses who are known me, the Notary, and whose names will be mentioned at the end of this deed.

1.

Mr. KARTIKA or according to his statement also known as KARTIKA WIRJOATMODJO, born in Surabaya on 18-07-1973 (the eighteenth of July one thousand nine hundred and seventy three), Indonesian citizen, President Director of the company whose particulars will be mentioned below, with place of residence in South Jakarta at Jalan Duren Tiga Selatan Number: 14, Rukun Tetangga 004, Rukun Warga 002, Kelurahan Duren Tiga, Kecamatan Pancoran.

The Holder of Identity Card number: 3174081807730008, which is valid until 18-07-2016 (the eighteenth of July two thousand and sixteen).

Who, according to his statement, is acting in this matter in aforesaid capacity, therefore representing the Board of Directors of and as such for and on behalf of PT. INDONESIA INFRASTRUCTURE FINANCE, domiciled in South Jakarta, a company which was established by Deed dated 15-01-2010 (the fifteenth of January two thousand and ten) Number: 34, which was made before AULIA TAUFANI, Bachelor of Law, at that time a Substitute Notary of SUTJIPTO, Bachelor of Law, at that time a Notary practicing in Jakarta, which Deed was approved by the Minister of Law and Human Rights of the Republic of Indonesia by virtue of his Decree dated 28-04-2010 (the twenty eighth of April two thousand and ten) number: AHU-21503.AH.01.01. Year 2010, which Deed was later amended by Deed dated 07-03-2012 (the seventh of March two thousand and twelve) number: 02, which was made before UTIEK ROCHMULJATI ABDURACHMAN, Bachelor of Law, Master of Legal Institutions, Master of Notarial Science, Notary in Jakarta, and the notification of change of company data was received by the Minister of Law and Human Rights of the Republic of Indonesia pursuant to his acknowledgment dated 03-04-2012 (the third of April two thousand and twelve) number: AHU-AH.01.10-11471.

The most recent composition of the Board of Directors and the Board of Commissioners was as set out in Deed dated 12-09-2013 (the twelfth of September two thousand and thirteen) number: 74, which was made before UTIEK ROCHMULJATI ABDURACHMAN, Bachelor of Law, Master of Legal Institutions, Master of Notarial Science, Notary in Jakarta;

(Hereinafter referred to as “IIF”);

2.

Mr. NASRIZAL NAZIR, SE, MBA. or according to his statement also known as NASRIZAL NAZIR, Bachelor of Economics, Master of Business Administration, born in Padang on 12-09-1964 (the twelfth of September one thousand nine hundred and sixty four), Indonesian Citizen, Director of Finance and Investment of the company whose particulars will be described below, with place of residence in South Jakarta at Kompleks Bank Mandiri, Jalan Bursa 3, Rukun Tetangga 008, Rukun Warga 013, Kelurahan Cilandak Barat, Kecamatan Cilandak.

The Holder of Identity Card number: 3174061209640006 which is valid until 12-09-2016 (the twelfth of September two thousand and sixteen).

UNOFFICIAL TRANSLATION

Who, according to his statement, is acting in this matter by virtue of the Power of Attorney made privately dated 24-09-2013 (the twenty fourth of September two thousand and thirteen) number: Sku-136/SMI/0913, duly stamped and the original of which has been shown to me, the Notary, as the Attorney of and acting on behalf of:

Mrs. EMMA SRI MARTINI, the President Director of the company whose particulars will be described below, with place of residence at Apartemen Gading Resort Residences City House Blok E Lantai 15/02, Rukun Tetangga 003, Rukun Warga 019, Kelurahan Kelapa Gading Barat, Kecamatan Kelapa Gading, the Holder of Identity Card number: 09.5106.620370.0295.

In this matter the Authorizer and the Attorney are acting in aforesaid capacities, therefore jointly representing the Board of Directors and as such for and on behalf of PERUSAHAAN PERSEROAN (PERSERO) PT. SARANA MULTI INFRASTRUKTUR abbreviated PT. SARANA MULTI INFRASTRUKTUR (PERSERO), domiciled in Central Jakarta, whose articles of association were announced in the Official Gazette of the Republic of Indonesia dated 19-05-2009 (the nineteenth of May two thousand and nine) number: 40 Supplement number: 13273, as amended by:

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Deed dated 27-03-2013 (the twenty seventh of March two thousand and thirteen) number: 416, which was made before IRMA DEVITA PURNAMASARI, Bachelor of Law, Master of Notarial Science, Notary in Jakarta, which Deed was approved by the Minister of Law and Human Rights of the Republic of Indonesia, Director General of Public Law Administration pursuant to his Letter dated 04-04-2013 (the fourth of April two thousand and thirteen) number AHU-17492.AH.01.02. Year 2013;

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Deed dated 11-04-2013 (the eleventh of April two thousand and thirteen) number: 08, which was made before RISMALENA KASRI, Bachelor of Law, Notary in Jakarta, which Deed was notified to the Ministry of Law and Human Rights of the Republic of Indonesia pursuant to the Receipt of Notification of Data Change of PERUSAHAAN PERSEROAN (PERSERO) PT. SARANA MULTI INFRASTRUKTUR abbreviated PT. SARANA MULTI INFRASTRUKTUR (PERSERO) dated 06-05-2013 (the sixth of May two thousand and thirteen) number: AHU-AH.01.10-17413:

The most recent composition of the Board of Commissioners was as set out in the Deed dated 02-09-2013 (the second of September two thousand and thirteen) number: 02, which was made before LOLANI KURNIATI IRDHAM IDROES, Bachelor of Law, Lex Legibus Masters, Notary in Jakarta, which Deed is being applied to the Ministry of Law and Human Rights of the Republic of Indonesia pursuant to letter dated 03-09-2013 (the third of September two thousand and thirteen) Number: 184/Not.I.KI/IX/2013.

(Hereinafter referred to as “SMI”)

3.	a.

Mr. RUDY TANJUNG, born in Palembang on 10-07-1967 (the tenth of July one thousand nine hundred and sixty seven), Indonesian citizen, Head of Transaction Banking of PT. Bank Permata Tbk., with place of residence in Tangerang at Jalan Gunung Nangka Kavling 18-20, Rukun Tetangga 002, Rukun Warga 008, Kelurahan Bencongan Indah, Kecamatan Kelapa Dua, the Holder of Identity Card number 3603281007670011, which is valid until 10-07-2018 (the tenth of July two thousand and eighteen).

b.

Mr. GINUNG PRATIDINA, born in Tegal on 03-02-1971 (the third of February one thousand nine hundred and seventy one), Indonesian citizen, Head of Securities & Agency Services of PT. Bank Permata Tbk, with place of residence in Bekasi at Jalan

UNOFFICIAL TRANSLATION

Kemang Raya Palm Residence Number 116, Rukun Tetangga 001, Rukun Warga 002, Kelurahan Jaticempaka, Kecamatan Pondok Gede, the Holder of Passport number: A1604490, which is valid until 07-11-2016 (the seventh of November two thousand and sixteen).

Both of whom for the time being are presently in Jakarta.

Who, according to their statement, are acting in this matter by virtue of the Power of Attorney made privately dated 01-02-2013 (the first of February two thousand and thirteen) number 005/2013, duly stamped, the original of which has been shown to me, the Notary, as the Attorneys of and therefore for and on behalf of:

i.

Mr. Drs HERWIDAYATMO also known as doktorandus HERWIDAYATMO, the Vice President Director of the company whose particulars will be described below, Indonesia citizen, with place of residence in Jakarta:

ii.	Mr. ROY ARMAN ARFANDY, the Director of the company whose particulars will be described below, Indonesian citizen, with place of residence in Jakarta.

Both of whom are represented in this matter in respect of their aforesaid capacities subject to the provisions of Bank Indonesia Regulation dated 27-01-2009 (the twenty seventh of January two thousand and nine) Number 11/4/PBI/2009 juncto Article 18 paragraph 8 of the Articles of Association of the company, and accordingly jointly representing the Board of Directors of, and therefore acting for and on behalf of PT. BANK PERMATA Tbk. domiciled in South Jakarta, a limited liability company incorporated under and based on the laws of the Republic of Indonesia, whose articles of association were amended entirely in compliance with Law No. 40 of 2007 (two thousand and seven) on Limited Liability Company as set out in deed dated 09-05-2008 (the ninth of May two thousand and eight) number 12, which was made before Doktor AMRUL PARTOMUAN POHAN, Bachelor of Law, Lex Legibus Magister, at that time Notary practicing in Jakarta, which were approved by the Minister of Law and Human Rights of the Republic of Indonesia by virtue of his Decree dated 21-05-2008 (the twenty first of May two thousand and eight) number AHU-26973.AH.01.02. Year 2008;

And the Articles of Association were amended again in compliance with the Capital Market and Financial Institutions Supervisory Agency (Bapepam-LK) Regulation Number IX.J.1 on General Principles of Articles of Association of Company Conducting a Public Offering and Public Company as set out in deed dated 22-05-2009 (the twenty second of May two thousand and nine) number 41, which was made before BENNY KRISTIANTO, Bachelor of Law, at that time Notary practicing in Jakarta, and the notification of amendment of the articles of association was received and recorded by the Ministry of Law and Human Rights of the Republic of Indonesia as evidenced by Decree dated 15-06-2009 (the fifteenth of June two thousand and nine) number AHU-AH.01.10-07950 and were announced in the Official Gazette of the Republic of Indonesia dated 18-08-2009 (the eighteenth of August two thousand and nine) number 66 Supplement number 676.

The latest Amendment to the Articles of Association of PT. Bank Permata Tbk was as set out in the Deed dated 21-12-2012 (the twenty first of December two thousand and twelve) number 87, which was made before ARYANTI ARTISARI, Bachelor of Law, Master of Notarial Science, Notary in Jakarta.

The most recent composition of the Board of Directors and the Board of Commissioners was as set out in Deed dated 23-04-2013 (the twenty third of April two thousand and thirteen) Number 109, which was made before ARYANTI ARTISARI, Bachelor of Law, Master of Notarial Science, Notary in Jakarta.

UNOFFICIAL TRANSLATION

(Hereinafter referred to as “Facility Agent”); and

4.	a.

Mr. ALEXANDER RUSLI, born in Sydney on 20-02-1971 (the twentieth of February one thousand nine hundred and seventy one), Indonesian citizen, President Director of the company whose particulars will be described below, with place of residence in South Jakarta at Jalan Lebak Bulus IV/7 A, Rukun Tetangga 007, Rukun Waga 004, Kelurahan Cilandak Barat, Kecamatan Cilandak, the Holder of Identity Card number 3174962002710009 which is valid until 22-02-2016 (the twenty second of February two thousand and sixteen).

b.

Mr. CURT STEFAN CARLSSON, born in Sweden on 31-01-1971 (the thirty first of January one thousand nine hundred and seventy one), Swedish citizen, the Director of the company whose particulars will be described below, with place of residence at Jalan Medan Merdeka Barat number 21, Central Jakarta, the Holder of Swedish Passport number 82736269 which is valid until 22-08-2016 (the twenty second of August two thousand and sixteen).

Who, according to their statement, are acting in this matter in respect of the aforesaid capacities, and therefore representing the Board of Directors, and for the purpose of taking legal actions hereunder they have obtained approval from the Board of Commissioners of the company as evidenced in the Minutes of the Open Session of PT. INDOSAT Tbk. (the “Company”) Board of Commissioners’ Meeting dated 18-04-2013 (the eighteenth of April two thousand and thirteen) juncto Circular Resolution of the Budget Committee of PT INDOSAT Tbk. In Lieu of a Budget Committee Meeting dated 19-06-2013 (the nineteenth of June two thousand and thirteen) number 14/19-06-2013, and therefore acting for and on behalf of PT. INDOSAT Tbk., domiciled in Jakarta, whose articles of association were amended entirely in compliance with Law Number 40 of 2007 (two thousand and seven) on Limited Liability Company, as set out in Deed dated 14-07-2008 (the fourteenth of July two thousand and eight) number: 109, which was made before SUTJIPTO, Bachelor of Law, at that time Notary in Jakarta, which Deed was approved by the Minister of Law and Human Rights of the Republic of Indonesia dated 06-08-2008 (the sixth of August two thousand and eight) Number: AHU-48398.AH.01.02.Year 2008 and was published in the Official Gazette of the Republic of Indonesia dated 24-10-2008 (twenty fourth of October two thousand and eight) number 86 Supplement number 21195.

And the Articles of Association were amended again:

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in compliance with the Capital Market and Financial Institutions Supervisory Agency (Bapepam-LK) Regulation Number IX.J.1 on General Principles of Articles of Association of Company Conducting a Public Offering and Public Company as set out in Deed dated 11-06-2009 (the eleventh of June two thousand and nine) number 118, which was made before AULIA TAUFANI, Bachelor of Law, at that time the Substitute Notary of SUTJIPTO, Bachelor of Law, at that time a Notary in Jakarta, which Deed was approved by the Minister of Law and Human Rights of the Republic of Indonesia dated 07-07-2009 (the seventh of July two thousand and nine) Number AHU-31103.AH.01.02.Year 2009.

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Deed dated 28-01-2010 (the twenty eighth of January two thousand and ten) number 123, which was made before AULIA TAUFANI, Bachelor of Law, at that time the Substitute Notary of SUTJIPTO, Bachelor of Law, at that time a Notary in Jakarta, which Deed was approved by the Minister of Law and Human Rights of the Republic of Indonesia dated 22-02-2010 (the twenty second of February two thousand and ten) Number: AHU-09555.AH.01.02. Year 2010.

UNOFFICIAL TRANSLATION

The most recent composition of the Board of Directors and the Board of Commissioners was as set out in Deed dated 18-06-2013 (the eighteenth of June two thousand and thirteen) number 84, which was made before ARYANTI ARTISARI, Bachelor of Law, Master of Notarial Science, Notary in Jakarta.

(Hereinafter referred to as “Borrower”);

(SMI and IIF shall together be referred to as the “Lenders”. The Lenders and the Borrower shall together be referred to as the “Parties” and each the “Party”).

WHEREAS, the Borrower has made applications to the Lenders for, and the Lenders have agreed, subject to the terms and conditions of this Agreement, including its schedules (such schedules together with amendments, renewals, extensions, or supplements thereto shall be referred to as the “Schedule”), to make available to the Borrower, one or more credit facilities in the total principal amount at any time outstanding, and in the form, as specified in the Schedule signed by the Parties and attached to this Credit Agreement (“Agreement”), which forms an integral and inseparable part of this Agreement.

NOW, THEREFORE, the Parties hereto agree to enter into this Agreement on the following terms and conditions:

Article 1

Definition and Interpretation

1.1	Definition

“Permitted Collateral and Guarantee” means:

(a)

Existing Collateral and Guarantee of the Borrower, provided that if an asset made as Collateral or Guarantee has been released as security, then such asset may be legally bound again as Collateral and Guarantee in the interest of another party than the Lenders;

(b)	Collateral and Guarantee given for a deposit, or to guarantee the payment of an import duty or rent;

(c)	Collateral and Guarantee given in order to secure certain obligations in respect of the Borrower’s accounts payable in its day-to-day business;

(d)	Collateral and Guarantee with respect to an allowance for taxes payable;

(e)

Collateral and Guarantee for financing the acquisition of an asset on credit in general, for export credit or a supplier, and for vendor financing or leasing, in which such asset will be the object of the Collateral and Guarantee for the said financing;

(f)	Collateral and Guarantee for syariah financing provided that the value for one book year does not exceed the Material value;

(g)	Collateral and Guarantee given for the financing of a cooperative project between the Borrower and another party in which the financing is provided by such other party;

(h)	Collateral and Guarantee given for the purpose of the tender process for the implementation of a project carried out by the Borrower;

(i)	Collateral and Guarantee given with respect to Qualified Asset Sale.

UNOFFICIAL TRANSLATION

“Subsidiary” means any company whose:

(a)	shares are directly or indirectly controlled by the Borrower for at least 50% (fifty percent) of the total number of shares issued in such company; and

(b)	financial statement is consolidated with that of the Borrower in accordance with the generally accepted accounting principles in the Republic of Indonesia.

“Active Infrastructure Assets” mean fiber, transmission equipment and radio access network.

“Break Costs” means the cost that shall be paid by Borrower due to the Borrower making early payment prior to the Interest Payment Date, calculated from the date of the early payment until the relevant Interest Payment Date. Break Cost shall be calculated based on and equivalent with (i) the relevant market cost for the same period as the relevant Interest Period when such early payment is made; plus (ii) any losses, costs and/or expenses incurred or payable by the Lenders due to the Borrower making such early payment.

“Telecommunications Business” means the business of:

(a)

providing telecommunication networks, telecommunication services as well as information technology and/or convergence technology services, including but not limited to provisioning of basic telephony services, multimedia services, internet telephony services for public interest, network access point services, internet services, mobile telecommunication networks and fixed telecommunication networks; and

(b)

engaging in the payment transaction and money transfer service through telecommunication networks as well as information technology and/or convergence technology, and all supporting business activities relating thereto.

“EBITDA” means for any period, an amount equal to the sum of operating income (calculated before finance costs, taxes, non-operating income or expenses and extraordinary and exceptional items) plus depreciation and amortization and, in the case of any testing or calculation of the ratio of Net Debt to EBITDA, after giving pro forma effect to any material acquisition or disposal of assets or businesses as if such acquisition or disposal had occurred on the first day of such period.

“Equity” means total assets less total liabilities, where total liabilities exclude all indebtedness advanced by any (direct or indirect) shareholder of the Borrower to any member of the Group which is subordinated to any Debt.

“Group” means PT Indosat Tbk and all of its subsidiaries.

“Business Day” means a day (excluding Saturday, Sunday and public holidays) on which banks are open for general banking business in Jakarta, for Rupiah currency.

“Financial Investment” means any of the following:

(a)

Investments in the United States Government obligations and the Republic of Indonesia Government obligations maturing within 365 (three hundred and sixty five) calendar days of the date of acquisition thereof; provided that the amount of investments in the Republic of Indonesia Government obligations at any one time outstanding, together with the amount of investments in the Bank Indonesia Certificates (“SBIs”) made under clause (c) below, shall not exceed an aggregate amount of USD50,000,000 (fifty million United States Dollars) or any equivalent amount in another currency;

UNOFFICIAL TRANSLATION

(b)

Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 (ninety) calendar days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof, Australia, Belgium, Canada, England, France, Germany, Hong Kong, The Netherlands, New Zealand, Qatar or Singapore having capital, surplus and undivided profits aggregating in excess of USD500,000,000 (five hundred million United States Dollars) and whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one national or international statistical rating organization widely recognized in the Republic of Indonesia);

(c)

SBIs maturing within 365 (three hundred and sixty five) calendar days of the acquisition thereof; provided that the amount of investments in SBIs at any one time outstanding, together with the amount of investments in Indonesian Government obligations made under clause (a) above, shall not exceed an aggregate amount of USD50,000,000 (fifty million United States Dollars) (or any equivalent amount in another currency);

(d)	repurchase obligations with a term of not more than 30 (thirty) calendar days for underlying securities of the types described in clause (a) entered into with:

(1)	a bank meeting the qualifications described in clause (b) above, or

(2)	any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(e)

Investments in commercial paper, maturing not more than 90 (ninety) calendar days after the date of acquisition, issued by a corporation (other than an affiliate of the Borrower) organized and existing under the laws of the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one national or international statistical rating organization widely recognized in the Republic of Indonesia);

(f)

Investments in debt securities issued by a corporation (other than an affiliate of the Borrower) organized and existing under the laws of the Republic of Indonesia with a rating at the time as of which any investment therein is made of “B3” (or higher) according to Moody’s or “B-” (or higher) according to S&P (or such similar equivalent rating by at least one national or international statistical rating organization widely recognized in the Republic of Indonesia), provided that such investments at any one time outstanding shall not exceed USD10,000,000 (ten million United States Dollars);

(g)

Direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option; provided that:

(1)

the long-term debt of such state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one national or international statistical rating organization widely recognized in the Republic of Indonesia); and

(2)	such obligations mature within 180 (one hundred and eighty) calendar days of the date of acquisition thereof;

(h)

Investments in debt securities maturing not more than 365 (three hundred sixty five) calendar days after the date of acquisition issued by a corporation (other than an affiliate of the Borrower), the repayment of principal of which is guaranteed by a bank or trust company meeting the requirements described in clause (b) of this definition, provided that the amount of such investments at any one time outstanding shall not exceed USD10,000,000 (ten million United States Dollars);

UNOFFICIAL TRANSLATION

(i)

Investments in money market mutual funds with a rating at the time as of which any investment therein is made of “Aa2” (or higher) according to Moody’s or “AA” (or higher) according to S&P (or such similar equivalent rating by at least one national or international statistical rating organization widely recognized in the Republic of Indonesia); and

(j)

Investments of the type described in clauses (b) and (c) above issued by or entered into with any bank incorporated or licensed to operate under the laws of the Republic of Indonesia whose long term debt is rated “A” or higher according to at least one national or international statistical rating organization widely recognized in the Republic of Indonesia and which has capital and surplus in excess of USD200,000,000 (two hundred million United States Dollars), provided that an investment of no more than USD100,000,000 (one hundred million United States Dollars) may be made in any one such entity on any date.

“Loan Availability Period” means the period in which the Loan is made available by the Lenders to the Borrower, as described in the Schedule.

“JIBOR” means, with respect to any Loan, the determination of applicable interest rate for Rupiah during the relevant Interest Period, which is made available on the Reuters Screen 2 (two) Business Days prior to the commencement of the said Interest Period. For such purpose, “Reuters Screen” means the display of the “JIBOR” page on the Reuters screen or any other page in lieu of the “JIBOR” page on such system, for the offering of deposits in Rupiah in a period comparable against the said Interest Period for the Loan.

“Margin” means 2.25% (two point twenty five percent) per year.

“Material” means a value which equals or exceeds 20% (twenty percent) of the Equity.

“Indosat Towers” means telecommunication tower structures designed and constructed specially to support antennae for transmission or reception and retransmission of electronic signals in the Telecommunication Business, including associated civil and mechanical structure and interest in the real property on which any such tower structure is located.

“Network JV” shall mean an incorporated or unincorporated company (including any corporation or limited liability company), association, partnership or joint venture, in which the Borrower or any of its Subsidiaries holds at least a 25% (twenty five percent) equity interest, established in connection with a Network Sharing Arrangement and any of its Subsidiaries.

“Network Sharing Arrangement” shall mean a bona fide arrangement between 2 (two) or more telecommunications services and/or network providers for the purpose of sharing telecommunications network, transmission and related equipment (including Active Infrastructure Assets) relating to their respective Telecommunications Businesses, including arrangements involving the sharing of part or all of a radio access network or core network.

“Qualified Asset Sale” means a Qualified Active Infrastructure Asset Sale or a Qualified Passive Infrastructure Asset Sale.

“Qualified Active Infrastructure Asset Sale” means, with respect to the Borrower or any Subsidiary, any or combination of the following:

UNOFFICIAL TRANSLATION

(a)

(i) any transaction (or series of related transactions) involving the disposal to any Network JV of any Active Infrastructure Assets (or part(s) thereof) directly or through the sale of shares in a Subsidiary to any Network JV, where the aggregate principal value or aggregate principal consideration received or receivable from such transaction (or series of related transactions) does not exceed 20% (twenty percent) of the Total Assets; and/or (ii) any Alternative Active Infrastructure Asset Transaction, where the aggregate principal value or aggregate principal consideration received or receivable for such Alternative Active Infrastructure Asset Transaction does not exceed 20% (twenty percent) of the Total Assets;

(b)

any sale, lease, transfer, issuance or other disposition and any leaseback or repurchase of Active Infrastructure Assets (or part(s) thereof) directly or through the sale or repurchase of shares in a Subsidiary which occurs pursuant to the agreements for a transaction (or series of related transactions) which involves any disposal to a Network JV of any Active Infrastructure Assets (or part(s) thereof) which complied with clause (a)(i) hereof and/or an Alternative Active Infrastructure Asset Transaction which complied with clause (a)(ii) hereof, provided that the aggregate principal value or aggregate principal consideration received or receivable from such transaction (or series of related transactions) does not exceed 20% (twenty percent) of the Total Assets.

“Qualified Passive Infrastructure Asset Sale” means, with respect to the Borrower or any Subsidiary, any or combination of the following:

(a)

(i) any transaction (or series of related transactions) involving the disposal and lease back or further disposal and lease back of any Indosat Towers (or part(s) thereof), directly or through the sale of shares in a Subsidiary; and/or (ii) any Alternative Passive Infrastructure Asset Transaction;

(b)

any sale, lease, transfer, issuance or other disposition and any leaseback or repurchase of Indosat Towers (or part(s) thereof) directly or through the sale or repurchase of shares in a Subsidiary which occurs pursuant to the agreements for a transaction (or series of related transactions) which involve a disposal and leaseback of any Indosat Towers (or part(s) thereof) which complied with clause (a)(i) hereof and/or an Alternative Passive Infrastructure Asset Transaction which complied with clause (a)(ii) hereof.

“Interest Period” shall mean the period commencing on the date the Loan is made and having a duration of 3 (three) or 6 (six) months, as elected by the Borrower and specified in the relevant notice of borrowing, provided that if (i) an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next Business Day (unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the preceding Business Day), and (ii) anything in this Agreement to the contrary notwithstanding, an Interest Period that would otherwise extend beyond the date of the repayment as provided in the Schedule, shall end on that date.

“Net Debt” means Total Consolidated Debt less (a) the consolidated cash and cash equivalents; and (b) Financial Investment.

“Date of Borrowing” means a date proposed by the Borrower for the advance of the Loan, as specified in the relevant Notice of Borrowing.

“Total Assets” means, as of any date of determination, the total consolidated assets recorded in the Borrower’s most recent quarterly consolidated financial statements prepared in accordance with the accounting standard applicable in the Republic of Indonesia.

“Total Consolidated Debt” means:

(a)

the principal of and premium (if any) in respect of debt of such person for money borrowed and debt evidenced by notes, debentures, bonds, sukuk or other similar instruments for the payment of which such person is responsible or liable which in any such case, bears interest; and

UNOFFICIAL TRANSLATION

(b)

all obligation of such person in relation to procurement payables constituting account payable to such person’s suppliers: (i) which bear interest or which interest; and (ii) payment for such accounts payable is due more than six (6) months after the date of invoice;

but, in relation to any member of the Group, deducting all indebtedness advanced by any (direct or indirect) shareholder of the Borrower to such member of Group which is subordinated to any indebtedness falling under clauses (a) and (b) above.

“Alternative Active Infrastructure Asset Transaction” means, with respect to the Borrower or any Subsidiary, any transaction (or series of related transactions) pursuant to which the Borrower or such Subsidiary contractually grants management and/or operational rights and benefits and/or some or substantially all of the rights and benefits of ownership of one or more Active Infrastructure Assets to one or more Network JVs, and such Network JV or Network JVs contractually accept obligations in connection with the management and/or operation and/or which may be incident or not to ownership of the subject Active Infrastructure Assets for any period, any of which may include or not to the transfer of or agreement to transfer legal title to any right and/or Borrower’s or Subsidiary’s assets to such Network JV or the sale, lease, transfer, issuance or disposition of right and/or Borrower’s or Subsidiary’s assets to such Network JV (or any agreement to do the foregoing), in any such case, where Borrower or any Subsidiary continues to have the right to use (whether pursuant to lease agreement or others) all or a portion of such Active Infrastructure Assets.

“Alternative Passive Infrastructure Asset Transaction” means, with respect to the Borrower or any Subsidiary, any transaction (or series of related transactions) pursuant to which the Borrower or such Subsidiary contractually grants management and/or operational rights and benefits and/or some or substantially all of the rights and benefits of ownership of one or more Indosat Towers to one or more persons, and such person or persons contractually accept obligations in connection with the management and/or operation and/or which may or may not be incident to ownership of the subject Indosat Towers for any period, any of which may or may not include the transfer of or agreement to transfer legal title to any right and/or asset to such person or the sale, lease, transfer, issuance or disposition of any right and/or asset to such person (or any agreement to do the foregoing), in any such case, where Borrower or any Subsidiary continues to have the right to use (whether or not pursuant to any lease or otherwise) all or a portion of such Indosat Towers.

1.2	Interpretation

(a)	Unless indicated otherwise, any reference in this Agreement to:

(1)	a “Party” shall be interpreted as successors, permitted assignees, and permitted transferees;

(2)	a “document” or other agreement or instrument is a reference to that document or other agreement or instrument as varied, novated, supplemented, extended, replaced or restated;

(3)	a “party” includes any person, firm, company, government, state or institutions thereof or association, trust or partnership (whether incorporated or not) between two or more of the foregoing;

(4)

a “regulation” includes any regulation, rule, directive, application or guideline (whether having legal force or not) of a governmental body, intergovernmental body or supranational body, regulatory body, department or institution, self-governing body or authority or organization;

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(5)	a law is a reference to that law and its amendment and reenactment; and

(6)	a time of any day is a reference to Western Indonesia Time.

(b)	Headings to clauses, Schedules and Exhibits are inserted for convenience of reference only;

(c)	Any reference to this Agreement includes a reference to the Schedules and Exhibits, which constitute an integral part hereof for all purposes;

(d)	Unless indicated otherwise, any term used in a document or notice made or delivered based on or in relation to this Agreement, has the same meaning as such term is defined in this Agreement.

(e)	An Event of Default is deemed to be “continuing” if not relieved in writing.

Article 2

Credit Facility

2.1	The Loan:

Subject to the terms and conditions of this Agreement, including but not limited to fulfillment of the conditions precedent, the Lenders agree to grant a loan to the Borrower in an aggregate principal amount as set forth in the Schedule (the “Loan”). The Lenders acknowledge and agree that any Loan granted by the Lenders is in proportion to respective participations of the Lenders as specified in the Schedule.

2.2	Manner of Borrowing:

(a)

In addition to any requirements mentioned in this Agreement, each advance shall be made only on a Business Day, as requested to the Lenders by the Borrower in a notice of borrowing which must have been received by the Facility Agent at least five (5) Business Days prior to the Date of Borrowing submitted no later than 10AM (ten before noon Western Indonesia Time) (“Notice of Borrowing”), which substantially shall be in the form of Exhibit A hereto. The Notice of Borrowing shall be irrevocable for any reason upon receipt by the Facility Agent, unless (1) the Borrower notifies the Facility Agent in writing of the revocation thereof no later than 10AM (ten before noon Western Indonesia Time) 3 (three) Business Days prior to the Date of Borrowing as set forth in the relevant Notice of Borrowing; or (2) the Lenders through the Facility Agent otherwise consent in writing, such consent not to be unreasonably withheld.

(b)

Any advance shall be made in Rupiah, in an amount not less than Rp 100,000,000,000 (one hundred billion Rupiah). In the event of an advance exceeding such amount, the advance must be in the multiplication amounts of Rp 25,000,000,000 (twenty five billion Rupiah).

(c)

Subject to the terms and conditions of this Agreement, each of the Lenders shall deposit the amount of the Loan as specified in the relevant Notice of Borrowing to a special account of the Facility Agent on the Date of Borrowing as specified in the Notice of Borrowing, after which the Facility Agent shall remit all such amounts to a bank account of the Borrower on the Date of Borrowing, which bank will be notified by the Borrower in writing in the relevant Notice of Borrowing. All transaction fees arising in relation to the remittance of the amounts to the bank account of the Borrower shall be for the account of the Lenders.

(d)	The Borrower’s obligation to repay each of the advances shall be evidenced by the Notice of Borrowing as per Exhibit A. The issue of the instrument shall not constitute a novation.

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(e)

Notice of confirmation on rollover of the Loan may be sent by the Borrower to the Facility Agent via any electronic means either by facsimile or email confirmation in accordance with the facsimile number and email address of the Borrower as registered with the Lenders and the Facility Agent from time to time. Such notice of confirmation must be received by the Facility Agent no later than 3 (three) Business Days prior to the relevant Interest Payment Date, which notice shall supplement, form a part of and be subject to this Agreement. Immediately upon receipt of such notice of confirmation, the Facility Agent shall, on the same day as receipt date thereof, forward the same to each of the Lenders.

(f)	The Lenders shall not be responsible or liable for any consequences that may arise from acting on Borrower’s instructions as aforesaid.

2.3	Confirmation of Indebtedness:

(a)

The Borrower confirms and acknowledges that the Borrower shall be truly and legally indebted to the Lenders in an amount equal to the actual principal amount of the Loan outstanding from time to time plus interest, interest on overdue amount if any, expenses and all other amounts payable by the Borrower under this Agreement (the “Indebtedness”).

(b)

The Lenders accept such acknowledgment of Indebtedness by the Borrower. The books and records of the Lenders constitute legal and binding evidence, except for manifest error, of the total amount of Indebtedness of the Borrower to the Lenders under this Agreement.

2.4	Use of Proceeds:

The Borrower shall use the proceeds of the Loan only for the purposes as set forth in the Schedule and for no other purposes. Without prejudice to this obligation of the Borrower, the Lenders and the Facility Agent shall not be obliged to concern themselves with and shall have no responsibility for the application of the Loan by the Borrower.

2.5	Change of Circumstances:

If a change occurred in the conditions or circumstances pursuant to which the Lenders have made its credit decision to grant the Loan (including matters relating to the Borrower’s performance and ability to fulfill its obligations hereunder as per requirement under prevailing Bank Indonesia Regulation No. 14/15/PBI/2012 concerning Evaluation of Assets Quality of Banks (and its amendments from time to time)) and such circumstances are not remedied by Borrower within 30 (thirty) calendar days as of the date of a written notice thereof is given by the Lenders to Borrower through the Facility Agent, the Lenders may refuse to disburse or cancel at any time and/or automatically any part of the Loan that has not been drawn by the Borrower. No commitment fee is chargeable to the Borrower for any undrawn portion as a result of refusal or cancellation hereunder.

2.6	Severability of Rights and Obligations of the Lenders:

(a)	Each of the Lenders acknowledges that all rights and obligations of each of the Lenders shall be several and separate from the rights and obligations of the other Lenders.

(b)

Any amount owed at any time by the Borrower to each Lender (in proportion to participations of the Lenders) shall constitute a separate and independent debt. Each Lender is entitled to protect and exercise its rights arising under this Agreement, including the right of each Lender to take legal action against the Borrower pursuant to the provisions of this Agreement.

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(c)

Any failure or omission on the part of one or more Lenders to fulfill its obligations under this Agreement, including the obligation to grant the Loan in proportion to its participation, shall not relieve the other Lenders, Facility Agent or the Borrower of its respective obligations under this Agreement. Such failure or omission shall also not result in each Lender or the Facility Agent being liable for the obligations of each Lender that have not been fulfilled.

2.7	Any of the Lenders Unable to Participate:

(a)

In the event that any of the Lenders is unable to participate in compliance of its obligation to provide the Loan in proportion to its participation portion (as described in Section 2 of the Schedule to this Agreement) (“Non-Participating Lender”), then:

i.

no later than 1 (one) Business Day after the date of the relevant Notice of Borrowing, the Non-Participating Lender shall deliver a notice to the other Lenders and Facility Agent that it is unable to fulfill its participation commitment;

ii.	no later than 1 (one) Business Day after the date of the notice from the Non-Participating Lender, the Facility Agent shall inform the Borrower of this Non-Participating Lender; and

iii.

no later than 1 (one) Business Day after the date of the notice from the Non-Participating Lender, the Facility Agent shall offer the other Lenders to take over the portion of such Non-Participating Lender.

(b)

In the event of any Non-Participating Lender as described in paragraph (a) above, the Borrower is entitled to make a claim for damages and costs it incurs relating to the amount of participation that cannot be fulfilled by the Non-Participating Lender as a result of failure by the Non-Participating Lender to fulfill its participation commitment, including but not limited to demanding the Non-Participating Lender to refund the commitment fee (as described in Section 2 of the Schedule to this Agreement) that has been paid by the Borrower within the period as set forth in paragraph (g)(ii) below.

(c)

In the event that the other Lenders do not take over the entire or only take over part of participation of the Non-Participating Lender as referred to in paragraph (a)(iii) hereof, the Non-Participating Lender shall within at the latest 30 (thirty) calendar days of the relevant Date of Borrowing assign all of its rights and obligations to any third party who shall become a new Lender (“New Lender”) and shall cause the New Lender to provide the Loan in the same amount as the Loan as set forth in the Notice of Borrowing that fails to be fulfilled by the Non-Participating Lender or the remainder of the participation that has been taken over by the other Lenders, at the latest within 5 (five) Business Days of the effective date of the assignment to the New Lender.

(d)

For the avoidance of doubt, the willingness of the other Lenders to take over participation of the Non-Participating Lender as referred to in this clause does not constitute an obligation of such other Lenders.

(e)	The Borrower may propose to the Non-Participating Lender a prospective New Lender to replace the Non-Participating Lender.

(f)

The taking over by the New Lender or other Lenders of participation of the Non-Participating Lender shall not result in the transfer of responsibilities and obligations of the Non-Participating Lender under this Agreement.

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(g)	The Non-Participating Lender shall refund its share of Commitment Fee it lastly receives prior to its failure to provide the Loan, with the provisions as follows:

i.

if the Non-Participating Lender is replaced by the other Lenders or New Lender, the Non-Participating Lender shall pay the commitment fee in full to the other Lenders or New Lender, as the case may be; or

ii.

if the Non-Participating Lender is not replaced by the other Lenders or New Lender within 45 (forty) calendar days of the relevant Date of Borrowing, the Non-Participating Lender shall refund the commitment fee in full to the Borrower.

Article 3

Conditions Precedent

3.1

The obligation of the Lenders to make the Loan is subject to the conditions precedent that the Lenders through the Facility Agent shall have received the following documents, in form and substance satisfactory to the Lenders, at least four (4) Business Days prior to the first Date of Borrowing.

(a)	Business Licenses:

A certified copy of the business licenses of the Borrower, redacted as necessary as not to show any information that would be deemed confidential, and any amendments or extension thereof;

(b)	Specimen Signature:

A certificate setting forth the names and signatures of person(s) authorized to act for and on behalf of the Borrower, signed by an authorized officer of the Borrower, accompanied with copies of identity cards of each of such authorized person(s); and

(c)	Fees:

Timely payment of any fees as required in the Schedule.

3.2	The obligation of the Lenders to make the Loan is subject to the further conditions precedent that at least five (5) Business Days prior to the making of the Loan:

(a)	there exists no Event of Default as per article 11 of this Agreement and no event which with the giving of notice or passing of time or both would constitute an Event of Default under this Agreement;

(b)	all representations and warranties of the Borrower set forth in this Agreement, including the Schedule, are true and correct in all material respects; and

(c)

there is no material change in (i) the business, assets, operational activities, financial condition or prospect of the Borrower; (ii) domestic or international borrowing market, capitalization, credit or financial market in general; or (iii) political or economy conditions of the Republic of Indonesia.

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Article 4

Interest

4.1	Interest:

(a)

The Facility Agent shall notify the Borrower with a copy to the Lenders of the interest rate of JIBOR plus Margin within 2 (two) Business Days prior to the Date of Borrowing as specified in the relevant Notice of Borrowing.

(b)

In the event of the Loan rollover, the Facility Agent shall notify the Borrower with a copy to the Lenders of the interest rate of JIBOR plus Margin within 2 (two) Business Days prior to the effective date of the Loan rollover.

(c)

The Borrower agrees to pay interest to the Lenders on the last date of the Interest Period, unless otherwise specified in the Schedule (“Interest Payment Date”) (computed on the basis of a year of 360 (three hundred and sixty) days and the actual number of days elapsed) on the unpaid principal amount of the Loan, from and including the date the Loan was made until the Loan is paid in full, at a rate per-annum as specified in the Schedule. For the avoidance of doubt, in the event of the Loan rollover, the Borrower shall continue to pay accrued interest on the relevant Interest Payment Date.

(d)

If two (2) or more Interest Periods relating to advances made under the same facility end at the same time, then, on the last day of those Interest Periods, the advances to which they relate shall be consolidated into and thereafter treated in all respects as a single advance.

4.2	Interest on Overdue Amount:

(a)

If the principal or any other amount whatsoever including but not limited to all costs and expenses incurred by the Lenders hereunder which must be reimbursed by the Borrower, shall not be paid in full when due hereunder (whether at stated maturity, by acceleration or otherwise), the Borrower agrees to pay interest on such unpaid amount, from and including the due date thereof until and including such time as the same is paid in full, to the extent permitted by law, at the default rate of two percent (2%) above the interest rate specified in the Schedule. Such interest shall be calculated on the basis of days elapsed and 1 (one) year of 360 (three hundred and sixty) calendar days and be payable on demand.

(b)

The provisions of any default interest shall not be construed to allow the Borrower to make payment of any amount beyond the due date determined in this Agreement nor shall the payment thereof be construed as a waiver or cure of any Event of Default.

Article 5

Repayment

5.1	Payment:

(a)

The Borrower shall repay the Loan to the Lenders on the repayment date specified in the Schedule or at the times and in the manner expressly provided for in this Agreement and in the Schedule. On or before the expiry of the applicable Loan Availability Period specified in the Schedule, any Loan so repaid shall be available for reborrowing in accordance with the terms and conditions of this Agreement.

(b)

All amounts whatsoever payable by the Borrower to the Lenders under the Agreement shall be made in the currency of the Loan as specified in the Schedule without deduction, set-off or counterclaim in immediately available funds by depositing, not later than on the due date as specified in the Schedule, the amount of such payment to the account of the Facility

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Agent or to such other account at another place as the Lenders or the Facility Agent may by written notice specify. If any payment falls due on a day which is not a Business Day, such payment shall be made on the next Business Day, unless such next Business Day falls in the following calendar month, in which case such payment shall be made on the preceding Business Day.

(c)

Any receipt of payment for principal, interest and costs of the Loan by the Facility Agent from the Borrower shall be remitted by the Facility Agent to each Lender in proportion to respective participations of each of the Lenders.

5.3	Early Payment:

Unless otherwise provided in the Schedule, the Borrower may prepay the Loan in whole or in part without penalty on the last day of the Interest Period upon giving the Facility Agent with a copy to the Lenders at least five (5) Business Days’ notice of such early payment (which shall be irrevocable and effective only upon receipt by the Lenders), provided that such early payment shall be in the amount specified in the Schedule and accompanied by all accrued interest on the amount prepaid up to the date of prepayment and subject to payment of Break Costs in the same currency as the Loan.

5.4	Loan Facility Record:

The Facility Agent shall maintain in its books a record of the loan facility in the Borrower’s name showing the amount of the Loan, computation and payment of interest, interest on overdue amounts and other amounts due and sums paid hereunder or under any other documents contemplated hereby. Such record of the loan facility shall be conclusive and binding evidence on the Parties hereto save for any manifest error.

Article 6

Yield Protection

6.1	Taxes:

All payments to be made by the Borrower to the Lenders hereunder whether in respect of principal, interest, fees or any other item, shall be made in full, free and clear of and without deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise) unless the Borrower is required by law to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lenders receive and retain (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which they would have received and so retained had no such deduction or withholding been made or required to be made, provided that:

(a)	the Borrower shall ensure that the amount so deducted does not exceed the minimum legally required by the appropriate authorities to be so deducted; and

(b)	the Borrower shall each time at the latest within fifteen (15) days as of the payment of such tax, forward a copy of the relevant tax payment certificate to the Lenders through the Facility Agent.

Without prejudice to the above provisions, if the Lenders are required to make any payment on account of tax or otherwise (not being a tax imposed on the net income of the Lenders) on or in relation to any sum received or receivable by them hereunder or any liability in respect of any such payment is asserted, imposed, levied, or assessed against the Lenders, the Borrower shall,

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upon demand by the Lenders, indemnify and hold harmless the Lenders from and against that payment or liability, together with any interest, penalties or expenses payable or incurred in connection therewith. The Lenders shall have a separate cause of action to recover such liability.

In the event of a change in the tax regulations which may affect the mechanism of payment obligations of the Borrower to the Lenders hereunder, the affected Party shall immediately deliver a written notice to the other Party through the Facility Agent and elaborate the impact of such change. Such notice on the impact of the change in the tax regulations must be delivered at the earliest opportunity after the impact of the change can be envisaged or learned.

Immediately after receipt of the written notice from the other Party through the Facility Agent, the receiving Party shall enter into discussions with the delivering Party to agree on matters related to the change in the tax regulations, and thereafter the delivering Party shall immediately relay the outcome of the agreement between the Parties to the Facility Agent. An agreement regarding resolution to the impact of the new tax regulations must be achieved by the Parties in accordance with the condition of such applicable tax regulations.

6.2	Increased Cost:

Anything in the Agreement to the contrary notwithstanding, in the event that any change in applicable law or regulations that change the basis of payments to the Lenders of any amounts whatsoever payable under the Agreement including any reserve, special deposit or similar requirements against the Lenders, or any other condition effecting the Agreement or the Loan, to the extent that resulted in an increase of the cost to the Lenders of making or maintaining the Loan, or reduces the effective return to the Lenders under all or any part of the Loan provided under this Agreement (the “Increased Cost”), then the Borrower shall compensate and pay to the Lenders upon written demand of the Lenders such Increased Cost (in the same currency as the Loan). The Lenders shall, as soon as practicable after a written demand by the Borrower, provide an official certificate confirming the amount of the Increased Cost along with bona fide evidence thereto.

6.3	Break Costs:

The Borrower shall reimburse the Lenders (in the same currency as the Loan) on demand for Break Costs incurred by the Lenders, as a result of early payment by the Borrower pursuant to this Agreement

6.4	Illegality:

Anything in the Agreement to the contrary notwithstanding, if a change in applicable law, rule or regulation within the Republic of Indonesia shall make it unlawful for the Lenders to maintain the Loan, then (i) the Lenders shall not thereafter be obliged to make any advances hereunder and the amount of the facility shall be immediately reduced to zero, and (ii) the principal of the Loan, together with interest accrued thereon and all other amounts payable by the Borrower under the Agreement, shall forthwith be repaid in full by the Borrower on the Lenders’ demand.

6.5	Mandatory Prepayment

If the Borrower is obligated to prepay the Loan then outstanding pursuant to condition of illegality pursuant to Article 6.4 above, the Borrower shall make mandatory prepayment of such amounts, together with interest accrued thereon and all other amounts that must be paid by the Borrower hereunder up to the date of prepayment. In this event, the Lenders shall not apply any Break Costs to the Borrower.

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Article 7

Costs and Expenses

The Borrower agrees that, it will pay all expenses in relation to the drawing up of this Agreement and its enforcement and reimburse the Lenders, on demand by the Lenders through the Facility Agent, for all costs and expenses of collection (including, without limitation, reasonably incurred legal fees, and notary fees) incident to the enforcement, protection or preservation of any right or claim of the Lenders under the Agreement. The Borrower furthermore agrees to pay all stamp and other duties imposed on the Agreement and shall indemnify the Lenders against all liabilities and expenses resulting from any omission to pay or delay in paying any such duty.

Article 8

Representations and Warranties

8.1	The Borrower represents and warrants to the Lenders that as of the date of this Agreement, and as of the date of each Notice of Borrowing:

(a)

it is a limited liability company duly established and organized under the laws of the Republic of Indonesia, and is authorized to own its properties and assets and to carry on its business as it is now being conducted;

(b)

the Borrower’s Deed of Establishment, Articles of Association, and the composition of the Board of Directors and Board of Commissioners and shareholders are as set forth in the Schedule (as of the date of this Agreement) or as amended from time to time, a copy of the amendment of which is delivered to the Lenders through the Facility Agent by using a cover letter substantially in the form of Exhibit B. In the event of any discrepancy between the composition of the Board of Directors, Board of Commissioners and majority shareholders of the Borrower as set forth in the Schedule and that as set forth in the last letter delivered by the Borrower in the form of Exhibit B received by the Facility Agent, the latter shall prevail;

(c)

it has full power and authority to make and perform this Agreement and other documents contemplated thereby, and as such those documents have been duly authorized, executed and delivered to the Parties, and the making and performance thereof do not and will not violate (i) any law or regulation of the Republic of Indonesia or any order of any court, regulatory body or arbitral tribunal, (ii) its Articles of Association, or (iii) any agreement or instrument to which it is a party;

(d)

all approvals, licenses and registrations (if any) by or with any corporate and governmental authority required for it to lawfully enter into, exercise its rights under, make and perform and comply with the obligations expressed to be assumed by it in this Agreement, and carry on its business activities have been obtained or made and are in effect;

(e)	this Agreement and the documents contemplated thereby constitute the legal, valid binding obligations of the Borrower enforceable in accordance with its terms;

(f)

it has not taken any corporate action nor have any other voluntary steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its winding up, dissolution, administration or reorganization or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or against any or all of its assets or revenues that has a material adverse effect on the Borrower’s ability to perform its payment obligations under this Agreement;

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(g)

it is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which has a material adverse effect on the Borrower’s ability to perform its payment obligations under this Agreement;

(h)

except as has been disclosed by the Borrower in writing (in the form of disclosure in the latest annual financial statements that have been audited by an independent auditor and delivered by the Borrower to the Lenders and/or Facility Agent) to the Lenders prior to the date hereof, there has not arisen, nor has there been any threat of any item, transaction or event of a material and unusual nature that has a material adverse effect on the Borrower’s ability to perform its payment obligations under this Agreement;

(i)

no Event of Default or any event, condition, act or omission which with the giving of notice or the elapse of time or both would constitute an Event of Default under this Agreement has occurred or is continuing;

(j)

except for those as disclosed in the latest annual financial statements that have been audited by an independent auditor of the Borrower and delivered by the Borrower to the Lenders and/or Facility Agent, there are no existing, pending or threatened actions or proceedings before any court, board or administrative authority or governmental agency or arbitrator which will, or may, materially and adversely affect the ability of the Borrower to perform its payment obligations under this Agreement or any agreement contemplated thereby;

(k)

the officers and representatives of the Borrower executing this Agreement and the other documents called for by the terms of this Agreement are duly and properly in office and are fully authorized to execute the same;

(l)

the Borrower is conducting its business and operations in compliance with all laws applicable to and binding on the Borrower and other governmental directives, guidelines and policy statements applicable to it;

(m)

the Borrower has no contingent obligations, liabilities for taxes or other outstanding financial obligations that has a material adverse effect on the Borrower’s ability to perform its payment obligations under this Agreement;

(n)	the Borrower has good and marketable title to all its properties and assets;

(o)

under the laws of the Republic of Indonesia in force as of the date hereof, its Indebtedness under this Agreement (i) ranks and will rank at least pari passu with all its other present or future unsecured and unsubordinated indebtedness and liabilities, whether actual or contingent; and (ii) ranks above indebtedness to and equity of shareholders of the Borrower; with the exception of that which is preferred by the operation of bankruptcy, insolvency and other similar laws of general application;

(p)

the financial statements of the Borrower, copies of which have been delivered to the Lenders, were prepared in accordance with accounting principles generally accepted in the Republic of Indonesia and consistently applied and give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Borrower and its Subsidiaries at the date as of which they were prepared and the results of the operations of the Borrower and its Subsidiaries during the financial year then ended, and since publication of the financial statements, there has been no material adverse change in the business or financial condition of the Borrower or any of its Subsidiaries;

(q)

the Borrower and any party acting on its behalf have not, whether directly or indirectly, committed, nor have they been involved in, investigated over or accused of having committed corruption, fraud, coercive acts or collusion, including, but not limited to,

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offering or promising to pay, granting authorization to pay any commission, bribery, theft, fraud, embezzlement, forgery, repayment or other similar illegal payment, or entering into an agreement or arrangement whereby payment will be made from time to time;

(r)

no legal proceedings have been started or threatened against it and any party acting on its behalf in connection with corruption, fraud, coercive acts or collusion as regulated under applicable laws and regulations or agreements or arrangements, whether to commit, assist or consult, including, but not limited to, bribery, gratification, fraud, embezzlement, forgery, offering or promising to pay, granting authorization to pay any commission, theft, repayment or similar payment, other than those as disclosed in the latest annual financial statements that have been audited by an independent auditor of the Borrower and delivered by the Borrower to the Lenders and/or Facility Agent;

(s)

no business activities, agreements or arrangements have been made by the Borrower and any party acting on its behalf, which are directly or indirectly used for the purpose of terrorism, including, but not limited to, funding options, funding turnaround, and funding methods in violation of applicable laws; and

(t)	no legal proceedings have been started or threatened against it and any party acting on its behalf in connection with the commission or plan to commit a crime of terrorism.

8.2	All representations and warranties made above and herein shall be deemed repeated at the time of each Notice of Borrowing is delivered by the Borrower.

Article 9

Affirmative Covenants

9.1	As of the date of this Agreement, the Borrower shall furnish to the Lenders through the Facility Agent the following:

(a)	Deed of Establishment and Articles of Association:

A certified copy of each of the Borrower’s Deed of Establishment and current Articles of Association, and any amendment(s) thereof, including approvals or receipts of notifications by the Ministry of Law and Human Rights of the Republic of Indonesia, certified by an authorized representative of the Borrower;

(b)	Shareholders Resolutions:

A certified copy of the minutes of general meeting of shareholders with respect to the appointment of current members of the Board of Directors and Board of Commissioners of the Borrower, certified by an authorized representative of the Borrower, together with the notification to and receipt by the Ministry of Law and Human Rights of the Republic of Indonesia;

(c)	Corporate Approval:

The corporate approval as specifically required under the Borrower’s Articles of Association to enter into this Agreement and perform its obligations thereunder, or any other agreements or documents contemplated thereby.

9.2	The Borrower agrees that until payment in full of all amounts whatsoever payable by the Borrower under this Agreement, it:

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(a)	shall utilize the Loan only for the purpose set forth in the Schedule and will pay all its Indebtedness and perform all its obligations promptly and in accordance with the terms of this Agreement;

(b)

shall promptly obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required by law to enable it lawfully to enter into and perform its obligations under this Agreement and will promptly execute, acknowledge, deliver, file, notarize and register at its own expense all such additional agreements, instruments and documents and perform such other reasonable acts, as the Parties deem desirable to effectuate the purpose of the Agreement;

(c)

shall promptly inform the Lenders through the Facility Agent of the occurrence of any event which classify as an Event of Default under this Agreement and elaborate any remedial action taken by the Borrower to cure such Event of Default and, upon receipt of a written request from the Lenders, confirm to the Lenders that, save as previously notified to the Lenders or as notified in that confirmation, no such Event of Default has occurred or is continuing;

(d)

shall preserve its existence under Indonesian law and all of its rights and privileges, will keep all of its property useful or necessary in its business in good working condition, will conduct its business in an orderly, efficient and regular manner, will comply with the requirements of applicable law and make timely payments of all taxes;

(e)

shall obtain and maintain with reputable insurance companies insurance on all its properties and assets, with coverage and in amounts normal and customary in the sound management of international business in the field of operations in which it is engaged;

(f)	will furnish to the Lenders through the Facility Agent:

(1)

as soon as available and any event within 180 (one hundred and eighty) calendar days after the close of each of its fiscal years, a copy of its annual financial statements, including a balance sheet as at the end of such fiscal year and the related statements of profit and loss and cash flow, with the opinion of a reputable independent public accountant, which is published on its website (http://www.indosat.com);

(2)

as soon as available and in any event within 60 (sixty) calendar days after the close of each quarter of each of its fiscal years, a copy of its financial statements for the period from the beginning of such fiscal years to the last day of such quarter, including a balance sheet as at the close of such period and the related statements of profit and loss and cash flow, which is published on its website (http://www.indosat.com);

(3)

as soon as available and in any event within 30 (thirty) calendar days after amendment of its Articles of Association or change of its members of the Board of Directors or Board of Commissioners or change of its majority shareholders or corporate structure, a written notice to the Lenders together with all supporting documents related thereto in the form of Exhibit B;

(4)	promptly after the occurrence of any Event of Default, a written notice setting forth the nature of such Event of Default and the steps being taken by it to remedy such Event of Default; and

(5)

from time to time, such other reasonable information specifically regarding its business and financial condition as the Lenders may request except for any information that would be deemed confidential by the Borrower and/or inside information according to prevailing laws in the Republic of Indonesia;

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(g)

will keep proper books of record and account and, upon request of the Lenders and a 5 (five) Business Days prior notice to the Borrower through the Facility Agent, the Borrower shall give any authorized representative of the Lenders or its agent or appointed party, access during normal business hours, and will permit them to:

(1)

examine, copy or make extracts from, all of its books, records and documents in its possession, save for any information that would be deemed confidential and/or inside information according to prevailing laws in the Republic of Indonesia;

(2)	visit locations and places where the Borrower is conducting its business activities;

(3)	examine every location, facility and equipment of the Borrower; and

(4)	have access to employees, agents, contractors and subcontractors of the Borrower who have or may have knowledge on information sought by the Lenders;

such notice as referred to above shall not be required in the events of a potential or continuing Event of Default or special circumstances requiring such access;

(h)

at all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directives of any governmental authority having jurisdiction over the Borrower or its business;

(i)

duly pay and discharge all taxes, assessments and governmental charges of whatsoever nature and by whomsoever levied upon it or against its properties prior to the date on which penalties thereto attach, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings by the Borrower, adequate reserves having been set aside for the filings thereof; and make timely filings of all tax returns and governmental reports required to be filed or submitted by it under any applicable laws or regulations;

(k)

shall operate and maintain, or ensure the diligence, operation and maintenance of, all its equipment and activities in a safe, efficient and prompt manner, and implement OHSAS 18001, ISO 14001; conduct a procurement process that is healthy, competitive, transparent, efficient, without collusion and of value; and not be involved in the coercive acts, corruption, collusion, fraud and interference;

(l)	in accordance with the quarterly financial statements shall maintain:

(1)	the leverage ratio of the Borrower’s Net Debt to EBITDA to be not more than 4.0:1.0 (four to one); and

(2)	the leverage ratio of the Borrower’s Net Debt to Equity to be not more than 2.5:1.0 (two point five to one).

Article 10

Negative Covenants

The Borrower also agrees that, so long as the Loan or any other amount payable hereunder is outstanding, the Borrower shall not without prior written approval of the Lenders, provided that such approval shall not be unreasonably withheld:

(a)

enter into any transaction with any party other than on an arm’s length basis, and without limiting the foregoing, it will not engage in any transaction with any Affiliate on terms less favorable to the Borrower than would be obtainable at the time in comparable transaction of

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the Borrower in arm’s length dealings with a party other than such Affiliate (for the purpose of this paragraph, “Affiliate” means any shareholders, subsidiaries, directors, officers or employees of the Borrower as well as any person which possesses, directly, or indirectly, the power to direct or cause the direction of the management and policies of Borrower, whether through voting rights, by contract or otherwise);

(b)

acquire, reorganize (including demerger, spin-off and amalgamation) or consolidate with or merge into any other company except in relation to the Qualified Asset Sale and will not materially alter the nature of its business as conducted on the date of the Agreement;

(c)

incur or suffer to exist any indebtedness to any person or entity (including contingent indebtedness by guarantee or otherwise ) other than those incurred in the ordinary course of business, or make any loan to any person or entity (save in the ordinary course of business) or give any guarantee to or for the benefit of any person;

(d)

directly or indirectly, create, acquire, cause to exist or permit an encumbrance in any form on all or part of its properties, assets, rights or revenues, whether presently owned or acquired in the future, to secure present or future liabilities, except for the Permitted Collateral and Guarantee;

(e)	sell or dispose of Material part of its immovable or key assets in carrying out its business, except in its day-to-day course of business and/or is a Qualified Asset Sale.

Article 11

Events of Default

11.1	Each of the following events shall constitute an “Event of Default” for all purposes of the Agreement:

(a)	any amount whatsoever payable by the Borrower to the Lenders under the Agreement shall not be paid in full when due and such non-payment continues for 3 (three) calendar days after such due date;

(b)	the Borrower defaults in the due payment of another loan under a separate agreement, which is payable to any lender;

(c)

the Borrower shall fail to perform any other covenants or agreements to be performed by it under the Agreement that has a material adverse effect on the Borrower’s ability to perform its payment obligations under this Agreement, and such failure, if remediable, shall continue for 7 (seven) calendar days;

(d)

any representation or warranty made or repeated by the Borrower in the Agreement or any other document furnished to the Lenders under or in connection with the Agreement shall be proven to have been incorrect in any Material respect when made;

(e)

the Borrower voluntary claims or it is held by any court of competent jurisdiction that the terms or any of the terms of this Agreement or any agreement are void, voidable or unenforceable (whether partially or otherwise) for any reason whatsoever;

(f)

any license or approval now or hereafter necessary to enable the Borrower to comply with any of its obligations under the Agreement shall be revoked, withdrawn or withheld or shall be modified or amended in a manner prejudicial to the interest of the Lenders hereunder;

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(g)

the Borrower default in the payment when due of any principal of or interest on any of its indebtedness, now or hereafter existing, when due or payable; or by reason of breach or default on the part of the Borrower of any provision of any agreement (to which the Borrower is a party), resulting in any amount owed and payable thereunder becoming due or capable of being declared due prior to the date when it would otherwise have become due or any of them fails or is unable to honor any guarantee or indemnity when called upon to do so. However, no Event of Default will occur under this paragraph if the amount of such defaulted indebtedness is less than Rp 50,000,000,000 (fifty billion Rupiah) or its equivalent in other currencies;

(h)

any governmental authority shall take any action to condemn, seize or appropriate any Material portion of the Borrower’s assets (either with or without payment of compensation), or shall have taken any other action which has material adverse effects of Borrower’s payment obligation under this Agreement;

(i)

the Borrower is declared bankrupt or insolvent by a competent court by virtue of a final and binding decision, or the Borrower initiate voluntary bankruptcy proceedings (or any comparable proceedings under Indonesian law) or a moratorium is granted on the payment of debt in respect of the Borrower, or Material part of its asset;

(j)

the Borrower without the prior written consent of the Lenders resolves to be wound up or calls a general meeting of shareholders to consider such a resolution and such resolution or notice of meeting is not dismissed within 7 (seven) calendar days of the adoption of such resolution or the call of the meeting;

(k)

the Borrower, without the prior written consent of the Lenders, ceases or threatens to cease to carry on business, or sells or disposes of any Material part of its assets other than within the ordinary course of its business and/or other than a Qualified Asset Sale.

11.2

Save for any Event of Default related to payment, if an Event of Default occurs prior to the end of any relevant Interest Period, the Borrower shall be allowed no later than 2 (two) Business Days prior to the end of the relevant Interest Period to cure such Event of Default if it is capable of being cured.

11.3

If an Event of Default is not capable of being cured, or fails to be cured until the lapse of time limit as specified in Article 11.2 hereof, then in each such event the Lenders may (but is not obligated) by written notice to the Borrower declare the entire principal amount of the Loan, interest accrued thereon and all other amounts payable under this Agreement to be immediately due and payable, without further demand, presentment, protest or other notice whatsoever, all of which are expressly waived by the Borrower, and:

(a)

the Lenders have no further obligation to disburse any further drawing of any of the credit facilities hereunder; whereupon the same shall be canceled and the remaining facility shall be reduced to zero.

(b)	the Borrower shall immediately pay:

(1)	all due but unpaid amounts owing by the Borrower to the Lenders (including interest therein and default interest or other late payment charges);

(2)	any balance of any disbursed Loan not repaid (including interest thereon), whether or not yet due and payable or whether or not the time designated for repayment has arrived; and

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(3)	all costs and expenses (including without limitation reasonably incurred legal and notarial fees) incurred by the Lenders in enforcing their claim.

(c)	the Lenders shall be entitled to exercise any of its other rights afforded to it by this Agreement, or by law.

11.4

The Borrower acknowledges that a default made by it hereunder shall constitute a default in the due and proper performance of every other obligation of it to the Lenders whether or not relating to the amounts owing by the Borrower to the Lenders hereunder.

Article 12

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Republic of Indonesia.

Article 13

Dispute Resolution

13.1	The Parties agree to use reasonable endeavors commercially to resolve all disputes arising from or related to this Agreement or interpretation thereof in an amicable manner.

13.2

Any dispute between the Parties concerning matters arising from or related to this Agreement which cannot be amicably resolved within 30 (thirty) calendar days of receipt by any Party of a request by the other Party for amicable resolution which can be submitted by the Parties, shall be resolved in accordance with the rules of the Indonesian National Board of Arbitration (“BANI”).

13.3	Any dispute referred by any Party to BANI shall be heard by an arbitrator tribunal consisting of 3 (three) arbitrators to be selected with the following mechanism:

(a)

within 30 (thirty) calendar days of the request date for resolution through arbitration, each of the Parties shall appoint 1 (one) arbitrator, and the two arbitrators shall together appoint the third arbitrator who shall chair the arbitrator tribunal;

(b)

if the arbitrators selected by the Parties fail to appoint the third arbitrator within 30 (thirty) calendar days of the appointment of the 2 (two) arbitrators by the Parties, the third arbitrator will be appointed by the Chairman of BANI;

(c)

if any Party fails to appoint an arbitrator within 30 (thirty) calendar days following appointment by the other Party of its arbitrator, such other Party may submit a request to the Chairman of BANI to ratify the appointment of its arbitrator as the sole arbitrator to hear the matter in dispute. After receiving ratification from the Chairman of BANI, such arbitrator shall become the sole arbitrator to hear the dispute; and

(d)	if for any reason an arbitrator cannot perform its duties, a replacement shall be appointed in the same manner as the appointment of the previous arbitrator.

13.4

Arbitration hearings, except agreed otherwise by the Parties, shall be held in Jakarta. The official language of the arbitration hearings shall be Indonesian language for all purposes. Decision by the arbitrator tribunal or, as the case may be, the sole arbitrator, shall be final and binding and enforceable in any court having jurisdiction thereof, and each Party hereby (i) agrees not to claim immunity of the case and ensures that no such claim is made on its behalf, and (ii) waives any immunity right in relation to its assets.

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Article 14

Facility Agent

14.1

The Lenders appoint the Facility Agent to act for and on their behalf pursuant to and in connection with this Agreement to perform duties of the Facility Agent which are in essence merely of mechanic and administrative.

14.2

The Lenders grant authority to the Facility Agent to exercise the rights, ability, authority and discretion specifically granted under and in connection with this Agreement together with other ability, authority and discretion.

14.3	The Facility Agent shall immediately forward to each Party the original or copies of documents delivered to the Facility Agent by any Party which is addressed to the other Party.

14.4	The Facility Agent shall, on the same day as receipt of the Notice of Borrowing by the Facility Agent from the Borrower, forward a copy of the Notice of Borrowing to each Lender.

14.5

The Facility Agent shall not be obligated to review or examine the sufficiency, accuracy, correctness or completeness of any documents forwarded to any Party. For the avoidance of doubt, the Facility Agent shall not be responsible for the sufficiency, correctness, accuracy or completeness of any documents delivered to it.

14.6

If the Facility Agent receives a notice from any Party in reference to this Agreement, which describes an Event of Default and states that such event is classified as an Event of Default, then it must be immediately notified to all Lenders.

14.7

If the Facility Agent becomes aware of non-payment of principal of the Loan, interest, commitment fee or other fees payable to the Lenders hereunder, the Facility Agent shall, by the next Business Day at the latest, notify all the Lenders of such non-payment.

14.8

The Facility Agent is not obliged to perform and take any decision in connection with the exercise of any authority except as instructed in writing by the Lenders or as stipulated under this Agreement. As such, the Facility Agent is only obliged to perform duties related to this Agreement and no unwritten duties or obligations shall become the responsibility of the Facility Agent.

14.9	The Facility Agent may rely on:

(a)	Any statement, notice or document it believes to be genuine, true and validly certified; and

(b)

Any certificate made by directors, authorized signatories or employees of any Party in accord with the specimen delivered to the Facility Agent concerning any matter which may be logically assumed to be within its knowledge or ability to verify.

14.10	The Facility Agent may participate in, pay for and rely on the advice or services of legal consultants, accountants, surveyors or experts in other areas.

14.11	The Facility Agent may act in connection with this Agreement through its employees and agents it may appoint.

14.12

Unless indicated otherwise in this Agreement, the Facility Agent shall (i) exercise any right, ability, authority or personal discretion vested in it as the Facility Agent in accordance with instructions given by the Lenders (or if instructed in writing by the Lenders, not to exercise any right, ability, authority or discretion vested in it as the Facility Agent hereunder) and (ii)

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not be liable for any act or omission if such act or omission is based on written instruction of the Lenders. The Lenders hereby indemnify the Facility Agent from any claim that may arise in the future against the Facility Agent in connection with any act performed in accordance with written instruction of the Lenders.

14.13

In the event that the Facility Agent is in doubt or unclear as to its obligations hereunder, the Facility Agent is entitled to seek written instruction from the Lenders. If no instruction is received from the Lenders, the Facility Agent is entitled to hold off taking any action until such time as the Facility Agent receives written instruction of the Lenders. For the avoidance of doubt, the Facility Agent is not liable for any inaction hereunder prior to receipt of written instruction of the Lenders hereunder.

14.14	Unless indicated otherwise in this Agreement, any instruction given by any of the Lenders shall be binding on all Lenders.

14.15

Without limiting the application of Article 14.16, the Facility Agent is not liable for any action performed based on or in connection with this Agreement, except if it is directly caused by negligence or willful misconduct.

14.16

No Party may take legal action against any officer, employee or agent of the Facility Agent in relation to any claim which may arise against the Facility Agent or in relation to any action or omission in any form whatsoever that has been committed by any officer, employee or agent of the Facility Agent acting in reliance on this Article.

14.17

The Facility Agent may resign and appoint another party as its successor by submitting a written application for replacement of the Facility Agent to the Lenders no later than 60 (sixty) calendar days prior to the effective date of the resignation.

14.18

If the Lenders reject the resignation of the Facility Agent or the appointment by the Facility Agent of another party as its successor, the Lenders may appoint another party as successor of the Facility Agent within 90 (ninety) calendar days of the notice of rejection by the Lenders to the Facility Agent in writing.

14.19

If the Lenders do not appoint any successor of the Facility Agent pursuant to Article 14.18 hereof within 90 (ninety) calendar days of the notice of rejection by the Lenders as referred to in Article 14.18, the Facility Agent (after consulting the Borrower) may appoint another party as its successor.

14.20

The resigning Facility Agent must furnish all documents and records in its possession related to this Agreement to its successor and provide assistance to its successor to carry out duties as the Facility Agent under this Agreement.

14.21

Following appointment of its successor, the resigning Facility Agent shall be relieved from any further obligations related to this Agreement, but shall continue to maintain confidentiality as required under Article 15.7.

14.22

Following consultation with the Borrower, the Lenders may, with a 60 (sixty) calendar days prior notice to the Facility Agent, request the Facility Agent to resign in accordance with Article 14.21 hereof. In such event, the Facility Agent must resign in accordance with Article 14.21 hereof.

14.23	The Facility Agent shall treat each Lender as a Lender who is entitled to payments under this Agreement.

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14.24

Without prejudice to obligations of the Borrower on information furnished by or on behalf of the Lenders in relation to this Agreement, each Lender shall confirm to the Facility Agent that each Lender is responsible for making an independent review and examination of all risks arising under or related to this Agreement.

Article 15

Miscellaneous Provisions

15.1	Waiver

(a)

No failure on the part of the Lenders to exercise and no delay in exercising and no course of dealing with respect to any right, power of privilege under the Agreement, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under the Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Agreement are cumulative and not exclusive of any remedies provided by law. The Agreement may be amended only by an instrument in writing signed by the party or parties intended to be bound.

(b)	Any waiver of any obligation of the Borrower or any right of the Lenders shall be approved by all Lenders in writing.

15.2	Notices

Except as otherwise specified in the Agreement, all notices, instructions, orders and other communications shall be in writing and shall be deemed to have been duly given when deposited in the mail, registered and postage prepaid, delivered to the telegraph office or transmitted by telex or facsimile (to be confirmed thereafter in writing), addressed to either party at its address as specified in Article 15.16 hereof, or at such other address as each party shall have notified in writing to the other party, effective upon receipt.

15.3	Language

(a)	This Agreement is made and signed in Indonesian language.

(b)

In the event of any version in another language of this Agreement, notices, opinions and other documents related to this Agreement, then if there is a conflict between the Indonesian language version and the other language version of this Agreement, notices, opinions and other documents, the Indonesian language version shall control.

(c)	All notices, opinions and other documents given under or in connection with the Agreement, unless submitted in the Indonesian language, shall be accompanied by an Indonesian translation thereof.

15.4	Severability

Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions and without affecting the validity or enforceability of such provisions in any other jurisdiction.

15.5	Benefit of the Agreement

This Agreement shall be binding upon and inure to the benefit of each Party hereto and its successors and assignees.

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15.6	Assignment

The Lenders may at any time assign any of its rights, benefit and obligations hereunder with prior written consent of the Borrower and with prior written notice to the Facility Agent. Such consent must not be unreasonably withheld or delayed. The Borrower shall not be entitled to assign or transfer any of the Borrower’s rights, obligations or power hereunder.

15.7	Disclosure of Information

Each Party, the Facility Agent, its affiliates, each of its officers, directors, employees, agents or representatives shall not disclose the terms and conditions of this Agreement or anything discussed among the Parties and the Facility Agent concerning this transaction to any party without prior consent of the other Party.

15.8	Termination

The Parties hereby waive the provisions of Article 1266 of the Indonesian Civil Code to the extent a judicial order is required for the cancellation or early termination of this Agreement and Article 1267 of the Indonesian Civil Code to the extent it may be interpreted to require a judicial order whether for performance of certain obligation or award of damages, and the Parties further agree to waive any right to seek application thereof.

15.9	Set-off or “Kompensasi”

The Borrower hereby waives any right to and agrees not to make any claim of set off or “Kompensasi” as provided in Articles 1425 to 1435 of the Indonesian Civil Code and agrees not to make any counter claim in any action brought by the Lenders to enforce their rights hereunder.

15.10	Power of Attorney

The Borrower hereby irrevocably appoints each of the Lenders to be its attorney to do all acts and things which may or ought to be done by the Borrower hereunder. The powers of attorney granted in this Agreement constitute an integral and important part of this Agreement, without which the Lenders would not make the Loan to the Borrower. The said powers of attorney cannot therefore be revoked and shall not terminate for any reason whatsoever (save for revocation by the Lenders) including the reasons mentioned in Articles 1813, 1814 and 1816 of the Indonesian Civil Code.

15.11	Reports

(a)

The Borrower agrees that the obligation to report and effect all necessary filing and registration and obtain the approvals as may be required in any governmental decree (as the same may be amended, varied or supplemented) rest solely with the Borrower. In the event that for any reason whatsoever, any such legal requirement is not complied with, the Borrower shall not use such failure as the basis of any objection, defense or exception in any proceedings brought by the Lenders or in relation to enforcement by the Lenders of their rights and remedies under this Agreement or under any applicable law.

(b)

Notwithstanding anything contained in this Agreement, the Borrower agrees that the Lenders shall have the right (but is not obligated) and shall be authorized to report the obligations of the Borrower under this Agreement, to file any periodic reports or other report with any relevant authority (including without limitation to Bank Indonesia, the Ministry of Finance or Minister of Finance of the Republic of Indonesia) and to obtain any approvals and authorizations as necessary to protect the Lenders’ rights and interest hereunder.

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15.12	Obligations of the Borrower

This Agreement and the liability of the Borrower hereunder shall not be affected or discharged:

(a)	by the Lenders granting any guarantor or any person of any time or indulgence or consideration; or

(b)	by the Lenders failing or neglecting to recover any part of the amounts owing by the Borrower to them hereunder; or

(c)	by any other acquiescence, delay, act, omission or mistake on the part of the Lenders, any of their officers or any other person; or

(d)

by the loss, release, discharge, abandonment or transfer (whether wholly or partially and with or without consideration) of any securities, or any other security, judgment or negotiable instrument now or hereafter held or recovered by the Lenders from or against the Borrower or any other person; or

(e)

to the extent permitted under applicable law, by the provisions of all statutes, decrees, legislation and regulations now or hereafter in force whereby in consequence either or both the powers, rights and remedies of the Lenders and the obligations of the Borrower hereunder may be curtailed, suspended, postponed, defeated or extinguished.

15.13	Change of Shareholding

The borrower shall notify the Lenders upon becoming aware of Ooredoo Asia Pte Ltd’s (previously Qatar Telecom) total shareholding in the Borrower has in aggregate fallen below 51% (fifty one percent) of its entire issued share capital and when such change of shareholding becomes effective. Within thirty (30) calendar days following receipt of Borrower’s notification, the Lenders shall meet with Borrower and review in good faith the terms and conditions of this Agreement.

15.14	Limitation of Liability and Indemnity

(a)

The Borrower agrees that none of the commissioners, directors, employees, agents, advisors, consultants and legal advisors (each of them will be hereinafter referred to as the “Indemnified Party”) of the Lenders and Facility Agent shall be liable for any damages, claims or liabilities (“Damages”) which may be suffered by the Borrower or any other party in relation to this Agreement or any transactions contemplated thereby, except if such Damages are caused by willful misconduct or gross negligence as determined by the rules of BANI. Any claim brought against the Indemnified Party shall be limited to reasonable foreseeable damages and shall not include any loss of profits or consequential damages or punitive damages.

(b)

The Borrower shall indemnify and hold harmless the Indemnified Party from any Damages which may be suffered by the Indemnified Party caused by or arising from any activities of the Indemnified Party under this Agreement and shall reimburse all costs, including legal costs, incurred by the Indemnified Party in relation to the Damages or investigation or defense; provided that the Borrower shall not be liable for any Damages if such Damages are caused by (i) gross negligence or willful misconduct of the Indemnified Party, as determined on the basis of a final and binding judgment by a court having valid jurisdiction or (ii) any breach of law by the Indemnified Party.

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15.15	Decision Making by the Lenders

(a)

In the event that certain matters require a collective decision by the Lenders, the Facility Agent will deliver a notice to each Lender with regard thereto to the address of each Lender as set forth in the beginning of this Agreement. Each Lender shall respond within such period as determined by the Facility Agent in its notice and may grant a separate power of attorney to the Facility Agent to act for and on behalf of the Lenders if necessary.

(b)

Unless specifically stipulated elsewhere in this Agreement and determined otherwise by the Facility Agent, all consents and/or confirmations requested by the Facility Agent to the Lenders shall be deemed to have been granted by each Lender if no written response is received from the Lenders within 14 (fourteen) Business Days of the date of the request or notice by the Facility Agent.

(c)

Each Lender agrees that unless agreed otherwise in this Agreement, all decisions by the Lenders in relation to the matters set forth below shall only be binding if such decisions are approved by all the Lenders:

(1)	change of any definition and clause relating to Schedule, interest, Event of Default and decision making by the Lenders; and

(2)	waiver of any provision in this Agreement.

15.16.	(a)

All notices, demands, requests, consents and other communications under this Agreement shall be made in writing in Indonesian language, or by other means of communication that are capable of generating written confirmation (including electronic mails), and shall be addressed to the addressee at the following addresses:

(i)	If to IIF:

PT. Indonesia Infrastructure Finance

Gedung Energy, Lantai 15

Jalan Jend. Sudirman Kavling 52-53

Sudirman Central Business District

Jakarta 12190

Facsimile: (021) 2991 5061

With details of contact persons as follows:

1.	Y Bayu Wirawan
	Title	: SVP - Investment
	Email address	: bwirawan@iif.co.id
	Phone	: (021) 29915060 ext 5079

2.	Luthfi Amara
	Title	: Manager - Investment
	Email address	: lamara@iif.co.id
	Phone	: (021) 29915060 ext 5072

3.	Myria Y Ariandri
	Title	: Head Operations
	Email address	: myariandri@iif.co.id
	Phone	: (021) 29915060 ext 5093

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4.	Ilona Widiawati
	Title	: Credit Operations
	Email address	: iwidiawati@iif.co.id
	Phone	: (021) 29915060 ext 5088

(ii)	If to SMI:

PT. SARANA MULTI INFRASTRUKTUR (Persero)

Wisma GKBI Lantai 8

Jalan Jend Sudirman Nomor 28

Jakarta 10210

Facsimile: (021) 57854298

With details of contact persons as follows:

1.	Edwin Syahruzad
	Title	: Head of Credit and Investment Division
	Email address	: edwin@ptsmi.co.id
	Phone	: (021) 57851499 ext 230

2.	Aradita Priyanti
	Title	: Head of Credit Facility Control Division
	Email address	: aradita@ptsmi.co.id
	Phone	: (021) 57851499 ext 222

3.	Eri Wibowo
	Title	: Team Leader / Credit and Investment
	Email address	: eri.wibowo@ptsmi.co.id
	Phone	: (021) 57851499 ext 245

4.	Teddy Wardiana
	Title	: Team Leader / Credit Facility Control
	Email address	: teddy.wardana@ptsmi.co.id
	Phone	: (021) 57851499 ext 224

5.	Indria Purwaningsih
	Title	: Relationship Manager / Credit and Investment
	Email address	: indri@ptsmi.co.id
	Phone	: (021) 57851499 ext 236

6.	Deliana
	Title	: Relationship Manager / Credit Facility Control
	Email address	: deliana@ptsmi.co.id
	Phone	: (021) 57851499 ext 620

(iii)	If to the Borrower:

PT. Indosat Tbk

Gedung Indosat Lantai 19

Jalan Medan Merdeka Barat No 21

Jakarta 10110

Facsimile: (021) 3483 3077

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With details of contact persons as follows:

1.	Leonardus Salim
	Title	: Group Head Treasury
	Email address	: leonardus.salim@indosat.com
	Phone	: (021) 30440158

2.	Arya Suryawan
	Title	: Division Head Fund & Risk Management
	Email address	: arya.suryawan@indosat.com
	Phone	: (021) 30442310

3.	Lia Rosliana
	Title	: Treasury Strategy, Financing & Investment Manager
	Email address	: lia.rosliana@indosat.com
	Phone	: (021) 30442759

4.	Mariam
	Title	: Treasury Settlement & Reconciliation Manager
	Email address	: mariam@indosat.com
	Phone	: (021) 30008490

5.	Risa Zahrah
	Title	: Treasury Officer
	Email address	: risa.zahrah@indosat.com
	Phone	: (021) 30448510

6.	Gumelar Fajar Ariadi
	Title	: Senior Treasury Officer
	Email address	: gumelar.ariadi@indosat.com
	Phone	: (021) 30441932

7.	Aviva Dalimi
	Title	: Senior Treasury Officer
	Email address	: aviva@indosat.com
	Phone	: (021) 30008516

(iv)	If to the Facility Agent:

Securities & Agency Services

PT. Bank Permata Tbk

Gedung WTC II, Lantai 28

Jalan Jend. Sudirman Kavling 29-31

Jakarta 12920

Facsimile: (021) 2500 529

With details of contact persons as follows:

1.	Ginung Pratidina
	Title	: Head, Securities & Agency Services
	Email address	: gpratidina@permatabank.co.id
	Phone	: (021) 5237788 ext 8020816

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2.	Naniwati Tanuwidjaja
	Title	: Head, SAS Product & Client Delivery
	Email address	: ntanuwidjaja@permatabank.co.id
	Phone	: (021) 5237788 ext 8005177

3.	Lusy Pettysari
	Title	: Assistant Manager, Securities & Agency Services Client Delivery
	Email address	: lpettysari@permatabank.co.id
	Phone	: (021) 5237788 ext 8023130

4.	Aprianti Kartika
	Title	: Assistant Manager, Securities & Agency Services Client Delivery
	Email address	: akartika@permatabank.co.id
	Phone	: (021) 5237788 ext 8020662

5.	Herdi Budiarto
	Title	: Manager Agency Operations
	Email address	: hbudiarto@permatabank.co.id
	Phone	: (021) 7455888 ext 14145

6.	Sarah I.M. Siregar
	Title	: Senior Trustee & Agency Officer
	Email address	: sasiregar@permatabank.co.id
	Phone	: (021) 7455888 ext 14104

7.	Yuanes Y Aristha
	Title	: Trustee & Agency Officer
	Email address	: yaristha@permatabank.co.id
	Phone	: (021) 7455888 ext 14103

(b)

All notices, demands, requests, consents and other communications as described in paragraph (a) above shall be effective (i) if delivered personally, including by overnight courier, when hand delivered, (ii) if sent by mail, when received at the relevant address or 5 (five) Business Days of posting, sent appropriately with registered prepaid post, (iii) if transmitted by facsimile transmission, upon confirmation of receipt, and (iv) if sent by electronic mail or other means of communications, when sent to the relevant e-mail address (or by other method of electronic transmission) as described in paragraph (a) above.

The appearers hereby guarantee the authenticity of their identities in accordance with the identity cards shown to me, the Notary, and shall assume full responsibility therefor. Furthermore, they declare that they have fully understood the contents of this deed.

The appearers are known to me, the Notary, based on their identity cards.

IN WITNESS WHEREOF

This DEED has been drawn up as original (minuta) and read out and executed in Jakarta on the day and date stated at the beginning of this deed, in the presence of:

1.

Mrs. INDAH FATMAWATI, Bachelor of Law, born in Jakarta on 28-07-1959 (the twenty eighth of July one thousand nine hundred and fifty nine), Indonesian citizen, with place of residence in South Jakarta at Tebet Timur Dalam VIK/4, Rukun Tetangga 003, Rukun Warga 006, Kelurahan Tebet Timur, Kecamatan Tebet.

UNOFFICIAL TRANSLATION

The Holder of Identity Card number: 3174016807590001 valid until 28-07-2017 (the twenty eighth of July two thousand and seventeen).

2.

Mrs. LENI LASTIMI RATNAWATI, Bachelor Law, born in Kuningan on 08-02-1973 (the eighth of February one thousand nine hundred and seventy three), Indonesian citizen, with place of residence in South Jakarta at Jeruk Purut, Rukun Tetangga 001, Rukun Warga 003, Kelurahan Cilandak Timur, Kecamatan Pasar Minggu.

The Holder of Identity Card number: 3174044802730005 which is valid until 08-02-2016 (the eighth of February two thousand and sixteen)

both of whom are Assistant Notary, as witnesses.

Since this Deed has been discussed properly by the Parties, I, the Notary, only read out outlines or summary thereof to the appearers and the witnesses, after which this deed was immediately signed by the appearers, the witnesses and me, the Notary.

Executed with three deletions with replacements.

The original of this deed has been duly signed.

GIVEN AS TRUE COPY OF THE ORIGINAL.

[Signed and sealed on stamped paper]

Ir. NANETTE CAHYANIE HANDARI AD1 WARSITO, SH.

Notary in Jakarta

UNOFFICIAL TRANSLATION

SCHEDULE

This Schedule is an integral and inseparable part of Deed of Credit Agreement No. 14 dated October 18, 2013, made before Nanette Cahyanie Handari Adi Warsito, SH, Notary in Jakarta, by and between (i) PT Indonesia Infrastructure Finance and PT Sarana Multi Infrastruktur (Persero), as the lenders; (ii) PT Bank Permata Tbk, as the agent facility; and (iii) PT Indosat Tbk, as the borrower (“Borrower”) (hereinafter referred to as the “Credit Agreement”).

Capitalized terms used but not defined herein shall have the same meaning given to them in the Credit Agreement.

SECTION 1

PARTICULARS OF THE BORROWER

A.	Name of Borrower : PT INDOSAT TBK

Address                      : Jl. Medan Merdeka Barat No. 21, Jakarta Pusat

Phone                         : (021) 3000 3001

Facsimile                   : (021) 3483 3077

B.	The Deed of Establishment and Articles of Association of the Borrower:

1.

Deed of Establishment No. 55 dated November 10, 1967, made before Mohamad Said Tadjoedin, Bachelor of Law, Notary in Jakarta, as ratified by the Minister of Justice pursuant to the List of Ratifications of the Minister of Justice No. J.A.5/88/24 dated November 20, 1967 and announced in the State Gazette of the Republic of Indonesia (“State Gazette”) No. 24 dated March 29, 1968, Supplement No. 26;

2.

Deed No. 118 dated June 11, 2009, made before Aulia Taufani, Bachelor of Law, a Substitute Notary of Sutjipto, Bachelor of Law, Notary in Jakarta, which Deed was (i) approved by the Minister of Law and Human Rights (“Minister of Law”) by virtue of his Decree No. AHU-31103.AH.01.02.Year 2009 dated July 7, 2009 and registered with the Company Registry No. AHU-0040529.AH.01.09.Year 2009 dated July 7, 2009, and (ii) notified to and received by the Minister of Law by virtue of his Letter Number AHU-AH.01.10-09907 dated July 10, 2009 and registered with the Company Registry No. AHU-0041626.AH.01.09.Year 2009 dated July 10, 2009 and Letter Number AHU-AH.01.10-09908 dated July 10, 2009 and registered with the Company Registry No. AHU-0041627.AH.01.09.Year 2009 dated July 10, 2009;

3.

Deed No. 123 dated January 28, 2010, made before Aulia Taufani, Bachelor of Law, a Substitute Notary of Sutjipto, Bachelor of Law, Notary in Jakarta, which amendments were approved by the Minister of Law by virtue of his Decree Number AHU-09555.AH.01.02.Year 2010 dated February 22, 2010 and registered with the Company Registry No. AHU-0014135.AH.01.09.Year 2010 dated February 22, 2010, and notified to and received by the Minister of Law by virtue of his Letter Number AHU-AH.01.10-04964 dated February 25, 2010 and registered with the Company Registry No. AHU-0015392.AH.01.09.Year 2010 dated February 25, 2010;

4.

Deed No. 84 dated June 18, 2013, made before Aryanti Artisari, Bachelor of Law, Notary in Jakarta, which is presently in the process of notifications to the Minister of Law according to a certificate by Aryanti Artisari, Bachelor of Law, Notary in Jakarta, dated August 22, 2013;

UNOFFICIAL TRANSLATION

C.	Composition of the Shareholders of the Borrower:

Name	Shares (Series A)	Shares (Series B)	Percentage (%)
State of the Republic of Indonesia	1	776,624,999	14.2922%
Ooredoo Asia Pte. LTD.	—	3,532,056,600	65%
Public	—	1,125,251,900	20.7080%

D.	Composition of the Board of Directors of the Borrower:

President Director	: Alexander Rusli

Director	: Curt Stefan Carlsson

Director	: Fadzri Sentosa

Director	: Hans Christiaan Moritz[1]

E.	Composition of the Board of Commissioners of the Borrower:

President Commissioner	: Abdulla Mohammed S.A. Al-thani

Commissioner	: Dr. Nasser Mohammed Marafih

Commissioner	: Rachmad Gobel

Commissioner	: Rionald Silaban

Commissioner	: Beny Roelyawan

Commissioner	: Cynthia Alison Gordon

Independent Commissioner	: Chris Kanter

Independent Commissioner	: Richard Farnsworth Seney

Independent Commissioner	: Rudiantara

Independent Commissioner	: Soeprapto

F. Capitalization Structure of the Borrower:

Capital	Shares	Amount
Authorized	20,000,000,000	Rp	2,000,000,000,000
Issued	5,433,933,500	Rp	543,393,350,000
Paid-Up	5,433,933,500	Rp	543,393,350,000

[1]

Mr. Hans Christiaan Moritz tendered his resignation to the Company on August 31, 2013. Pursuant to Article 16 paragraph 6 juncto Article 16 paragraph 7 of Deed No. 118 dated June 11, 2009, made before Aulia Taufani as a Substitute Notary of Sutjipto, Notary in Jakarta, in the event that the Company fails to convene a General Meeting of Shareholders (GMS) within at the latest 60 (sixty) days of receipt of notice of resignation of Mr. Hans Christiaan Moritz, then after the lapse of such period the resignation of Mr. Hans Christiaan Moritz shall become valid without any approval of the GMS, which will be effective on October 31, 2013.

UNOFFICIAL TRANSLATION

SECTION 2

DETAILS OF CREDIT FACILITY

Credit facility	:	☒ REVOLVING* ☐ NON REVOLVING* Committed *) select as applicable

Loan Availability Period	:	From the date of the Credit Agreement to any date falling on 3 (three) months prior to the Final Maturity Date of October 18, 2016.

Maximum tenor for each Loan	:	3 (three) or 6 (six) months of the date the Loan is made available, and in any case shall not be beyond the Final Maturity Date

Final Maturity Date	:	3 (three) years of the date of the Agreement, falling on October 18, 2016

Approved purpose	:	To finance the general objectives of the Borrower

Facility	:	Loan on Certificate

Currency	:	Rupiah (Rp) only

Amount of credit facility	:

Rp 750,000,000,000 (seven hundred and fifty billion Rupiahs), consisting of participations of each Lender as follows:

a.      IIF: Rp 400,000,000,000 (four hundred billion Rupiah); and

b.      SMI: Rp 350,000,000,000 (three hundred and fifty billion Rupiah).

Interest	:	JIBOR + 2.25% (two point two five percent) per annum

Fees	:

a.       Commitment fee at the rate of 0.25% (zero point two five percent) per annum on undrawn amount, with the provisions as follows:

•      payable by the Borrower to the Lenders on a quarterly basis; and

•      calculated from (i) 1 (one) month after the date of the Credit Agreement, or (ii) the first Date of Borrowing, whichever first occurs.

b.       Facility fee at the flat rate of 0.15% (zero point one five percent) on the total amount of the facility, which shall be payable by the Borrower to the Lenders within 5 (five) Business Days after the date of the Agreement or the first Date of Borrowing, whichever first occurs.

UNOFFICIAL TRANSLATION

Exhibit A

Notice of Borrowing

(On the letterhead of the Borrower)

Date:	[(at least five (5) Business Days prior to the proposed Date of Borrowing)]

PT Bank Permata Tbk (“Facility Agent”)

Gedung WTC II, 28th Floor

Jl. Jend. Sudirman Kav. 29-31

Jakarta 12920

NOTICE OF BORROWING

Gentlemen,

PT Indosat Tbk (the “Borrower”) hereby proposes in accordance with Deed of Credit Agreement No. 14 dated October 18, 2013 made before Nanette Cahyanie Handari Adi Warsito, SH, Notary in Jakarta, by and between (i) PT Indonesia Infrastructure Finance and PT Sarana Multi Infrastruktur (Persero), as the lenders; (ii) PT Bank Permata Tbk, as the agent facility; and (iii) PT Indosat Tbk, as the borrower (“Borrower”) (hereinafter referred to as the “Credit Agreement”) that an advance be made as follows:

Amount	: Rp [insert amount] ([insert amount in words] Rupiah)

Period	: to

Date of Borrowing	:

Interest Rate	:

Interest Period	: to

Advance to be credited to	: [Borrower’s designated account]

The Borrower hereby irrevocably certifies to you that as of the date of this notice:

(i)

there exists no Event of Default and no event which with the giving of notice or passing of time or both would constitute an Event of Default under the Credit Agreement or any other agreements to which the Borrower is a party;

(ii)	all representations and warranties of the Borrower set forth in the Credit Agreement are true and correct as of the date of this notice as if made on this date;

(iii)

there is no material change in (i) the business, assets, operational activities, financial condition or prospect of the Borrower; (ii) domestic or international borrowing market, capitalization, credit or financial market in general; or (iii) political or economy conditions of the Republic of Indonesia.

Terms used but not defined herein shall have the same meaning as given to them in the Credit Agreement.

UNOFFICIAL TRANSLATION

Very truly yours,

PT Indosat Tbk

[stamp duty Rp 6,000]

By
Name :
Title :

UNOFFICIAL TRANSLATION

Exhibit B

Deed of Establishment, Articles of Association, Composition of the Board of Directors, Composition of the Board of Commissioners and Composition of Shareholders

(On the letterhead of the Borrower)

Date:

PT Bank Permata Tbk (“Facility Agent”)

Gedung WTC II, 28th Floor

Jl. Jend. Sudirman Kav. 29-31

Jakarta 12920

NOTICE OF CHANGE OF [ARTICLES OF ASSOCIATION/COMPOSITION OF THE

BOARD OF DIRECTORS/COMPOSITION OF THE BOARD OF

COMMISSIONERS/COMPOSITION OF MAJORITY SHAREHOLDERS] *)

Gentlemen,

We, PT Indosat Tbk, in accordance with Deed of Credit Agreement No. 14 dated October 18, 2013 made before Nanette Cahyanie Handari Adi Warsito, SH, Notary in Jakarta, by and between (i) PT Indonesia Infrastructure Finance and PT Sarana Multi Infrastruktur (Persero), as the lenders; (ii) PT Bank Permata Tbk, as the agent facility; and (iii) PT Indosat Tbk, as the borrower (“Borrower”) hereby notifies the change of [Articles of Association/composition of the Board of Directors/composition of the Board of Commissioners/composition of the majority shareholders]*) of the Borrower based upon a copy of the documents attached hereto, with details as follows:

No.	Title and Date of Documents

Very truly yours,

PT Indosat Tbk

[stamp duty Rp 6,000]

By
Name :
Title :

*) select as applicable